STOCK PURCHASE AND SALE AGREEMENT
                    (3,247,103 SHARES OF PRAB, INC. STOCK)


         This STOCK PURCHASE AGREEMENT (the "Agreement") is dated as of October 31, 1996, by and between the State Treasurer of the State of Michigan, Custodian of the Public School Employees' Retirement System; State Employees' Retirement System; Michigan State Police Retirement System; and Michigan Judges' Retirement System ("SMRS") and Prab, Inc. ("Prab").

         SMRS desires to sell to Prab on the Closing Date (as defined herein), and Prab desires to purchase on such date, 1,013,770 shares of common stock, 1,633,333 shares of convertible preferred stock and 600,000 shares of non-convertible preferred stock.

         Accordingly, SMRS and Prab agree as follows:

SECTION 1.  Purchase and Sale of Stock.

         1.1 Agreement to Sell and Purchase. (a) On the basis of the representations and warranties and subject to the terms and conditions set forth herein, SMRS agrees to sell to Prab, and Prab agrees to purchase from
SMRS: (i) 1,013,770 shares of common stock of Prab at a purchase price of One Million Three Hundred Sixty Eight Thousand Five Hundred Eighty Nine and 50/100 Dollars ($1,368,589.50), (ii) 1,633,333 shares of convertible preferred stock of Prab, at a purchase price of Two Million Two Hundred Four Thousand Nine Hundred Ninety Nine and 55/100 Dollars ($2,204,999.55), plus accrued and unpaid dividends, and (iii) 600,000 shares of non-convertible preferred stock of Prab, at a purchase price of Three Hundred Thousand Dollars ($300,000.00), plus accrued and unpaid dividends. (The amount of Three Million Eight Hundred Seventy Three Thousand Five Hundred Eighty Nine and 05/100 Dollars ($3,873,589.05) is referred to as the "Purchase Price." The 1,013,770 shares of common stock, the 1,633,333 shares of convertible preferred stock and the 600,000 shares of non-convertible preferred stock are referred to as the "Shares").

         (b) The closing (the "Closing") of the purchase and sale of the Shares shall be held on October 31, 1996 (the "Closing Date"). Prab agrees to pay to SMRS on the Closing Date the amount of the Purchase Price, plus accrued and unpaid dividends, by cashier's check, certified check, or federal funds wire transfer, against receipt of the Shares by Prab.

         (c) SMRS agrees, on the Closing Date, to deliver to Prab, or have transferred to the Illinois Stock Transfer Company for Prab's credit, the following three stock certificates: (i) Stock Certificate No. U 12026 for 400,000 shares of common stock of Prab, issued on July 8, 1987; (ii) Stock Certificate No. U 13969 for 666,667 shares of common stock of Prab, issued October 30, 1992; and (iii) Stock Certificate No. 1 for 600,000 shares of non-convertible preferred stock of Prab issued October 30, 1992.

         (d) SMRS agrees, on the Closing Date, to deliver to Prab Stock Certificate No. 1 for 2,000,000 shares of convertible preferred stock of Prab, issued on October 30, 1992, in exchange for a stock certificate in the amount of 366,667 shares of convertible preferred stock of Prab (the "Outstanding Convertible Preferred Stock").

         1.2 Issuance of Stock to the Plan. Prab agrees, on the Closing Date, to deliver to Prab, Inc. Salaried Employees Profit Sharing Plan (the "Plan") a stock certificate in the amount of 52,897 shares of common stock of Prab (the "Plan Shares") against the receipt by SMRS of the purchase price therefor from the Plan as provided in the Purchase and Sale Agreement between SMRS and the Plan dated as of October 31, 1996.

         1.3 Expenses. SMRS and Prab shall each be responsible for their own expenses in connection with this Agreement, except that Prab shall reimburse SMRS in an amount of $135,000 on the Closing Date to reimburse
SMRS for a portion of the legal fees, investment banking fees, and other expenses that SMRS has incurred with respect to the transactions contemplated by this Agreement.

SECTION 2.  Registration Rights and Shareholders Agreement.

         2.1. Acknowledgment. Prab and SMRS acknowledge that the Registration Rights and Shareholders Agreement between Prab and SMRS, dated as of October 30, 1992 (the "Registration Rights and Shareholders Agreement"), remains in full force and effect and the holder of the Outstanding Convertible Preferred Stock is entitled to all of the benefits of the Registration Rights and Shareholders Agreement with respect to the Outstanding Convertible Preferred Stock. Likewise, such holder must comply with all of the requirements of the Registration Rights and Shareholders Agreement with respect to the Outstanding Convertible Preferred Stock.

         2.2. Waiver of Restrictions on Plan Shares. Prab and SMRS agree to waive the restrictions on transfer of the Plan Shares imposed by the Registration Rights and Shareholders Agreement, including without limitation, notice of proposed transfer, opinion of counsel, and right of first refusal, for the purpose of the sale from SMRS to the Plan of the Plan Shares.

         2.3 Effect on Plan Shares. Prab, the Plan, and SMRS agree that from the date hereof, Prab, SMRS, the Plan and the holder of the Plan Shares shall have no rights, duties, or obligations arising under or based upon the Registration Rights and Shareholders Agreement with respect to the Plan Shares and with respect to the Plan Shares the Registration Rights and Shareholders Agreement shall have no force or effect.


SECTION 3.  Purchase of Stock by Prab's Employee Stock Ownership
            Plan.

         Section 3.1. Purchase of Stock. Prab will cause the Plan, and the Plan hereby agrees, for the three years following the date of this Agreement, to purchase from SMRS any stock of Prab that the Plan intends to purchase, provided that such purchase does not create a reasonable risk that an "ownership change" may occur within the meaning of Section 382 of the Internal Revenue Code of1986, as amended. Such determination shall be made by Prab in its sole reasonable discretion, after consultation with its legal counsel and its accountants. In the event that the Plan may not purchase stock of Prab from SMRS as a result of the limitation described herein, the Plan may purchase stock of Prab without regard to the restriction set forth in Section 3.1 of this Agreement.

         Section 3.2. Method of Purchase and Purchase Price. The purchase of such shares by the Plan shall be accomplished by the Plan or Prab providing SMRS with thirty (30) days prior written notice of the number of shares that it desires to purchase. SMRS shall then convert that number of shares of Outstanding Convertible Preferred Stock to common stock and then sell such stock to the Plan. The purchase price for such shares shall be the "Current Market Price" as that term is defined in the Registration Rights and Shareholders Agreement, on the date that is fifteen (15) days after the date of the notice to SMRS of the intent to purchase such stock. SMRS shall not, however, be obligated to sell any such stock to the Plan if the "Current Market Price" as of such date of determination is less than $1.35 per share.

SECTION 4.  Board Attendance and Financial Statements.

         Section 4.1. Board Attendance. SMRS, so long as SMRS is the holder of a portion of the Outstanding Convertible Preferred Stock, shall have the right to designate a representative to attend any meeting, whether regular or special, including telephone meetings, of the Board of Directors of Prab. Prab shall provide notice to SMRS of each such meeting in the same manner and at the same time the directors are given such notice. Prab shall also provide SMRS with copies of all financial information, including monthly income and financial statements, that Prab provides to its directors, at the same time and in the same manner that such information is provided to its directors. SMRS' representative shall have the right to participate in such meetings, but not to vote thereat, and to receive all minutes of such meetings and all other materials as the directors receive from Prab. SMRS acknowledges that such attendance may place special obligations upon it under Federal securities laws.

SECTION 5.  Limitation on Purchase or Sale of Prab Stock by SMRS.

         5.1. Limitations. (a) For a period of three years from the date of this Agreement (the "Restrictive Period"), SMRS shall not purchase or otherwise acquire, nor pledge, sell, or otherwise dispose of, any shares of any class of stock of Prab without the prior written consent of Prab, except as provided in Sections 3.1 through 3.2 hereof, provided, however, that SMRS may purchase or otherwise acquire, pledge, sell or otherwise dispose of, shares of any class of stock of Prab upon t he prior written consent of Prab. Prab shall grant such consent if, in its sole reasonable discretion after consultation with its legal counsel and its accountants, such purchase, sale or other disposition will not create a reasonable risk that an "ownership change" may occur within the meaning of Section 382 of the Internal Revenue Code of 1986.

         (b) During the Restrictive Period, and except as provided in Sections 3.1 through 3.2 hereof, SMRS shall not enter into an agreement for the purchase or other acquisition or for the sale,pledge or other disposition, of any shares of any class of stock of Prab, including any option, put, right of first refusal or similar agreement (and the provisions of this paragraph (b) shall apply notwithstanding that under the terms of such agreement, any transfer of shares would not be consummated until following the end of such Restrictive Period).


         5.2 Construction. The provisions of Section 5.1 shall be construed in such a manner as to satisfy the objective of Prab and SMRS of avoiding an "ownership change" under Section 382 of the Internal Revenue Code of 1986, as amended.

SECTION 6.  Acknowledgments, Representations and Agreements of
            Prab.

         Prab hereby represents and warrants to and agrees with SMRS that:

         6.1. Validity of Agreement. This Agreement has been duly authorized, executed and delivered by Prab and is enforceable against Prab in accordance with its terms.

         6.2 No Violations, Etc. The execution, delivery and performance of the terms of this Agreement by Prab, and the purchase of the Shares by Prab, (i) requires no action by or in respect of, or filing with, any governmental body, or agency or official of the United States or any political subdivision thereof, except for reports required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and (ii) will not violate any statute or any order, rule or regulation of any court or government agency or body in the United States or any political subdivision thereof having jurisdiction over Prab, which violation could have a material adverse effect on the ability of Prab to perform its obligations under this Agreement.


SECTION 7.  Representations and Warranties of SMRS.

         SMRS hereby represents and warrants to and agrees with Prab that:

         7.1 Validity of Agreement. This Agreement has been duly authorized, executed and delivered by SMRS and is enforceable against SMRS in accordance with its terms.

         7.2 No Violations, Etc. The execution, delivery and performance of the terms of this Agreement by SMRS, and the sale of the Shares by SMRS,
(i) requires no action by or in respect of, or filing with, any governmental body, or agency or official of the United States or any political subdivision thereof, except for reports required to be filed with the Securities and Exchange commission under the Securities Exchange Act of 1934, as amended, and (ii) will not violate any statute or any order, rule or regulation of any court or government agency or body in the United States or any political subdivision thereof having jurisdiction over SMRS, which violation could have a material adverse effect on the ability of SMRS to perform its obligation under this Agreement.

         7.3 Delivery of Shares. Delivery by SMRS of the Shares to Prab will transfer to Prab valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of any kind.

SECTION 8.  General Provisions.

         8.1 Benefits; Successors and Assigns. Except as set forth herein, or as otherwise specifically agreed to in writing by the party to be charged, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

         8.2 Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. The waiver of the observance of any term hereof may only be waived by an instrument in writing. Such waiver by any party hereto of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

         8.4 Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof.

         8.5 Headings. The headings in this Agreement are for convenience only and shall not affect the construction hereof.

         8.6 Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

         8.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which when taken together shall constitute but one contract.

         STATE TREASURER OF THE STATE OF MICHIGAN, CUSTODIAN OF THE PUBLIC SCHOOL EMPLOYEES' RETIREMENT SYSTEM; STATE EMPLOYEES' RETIREMENT SYSTEM; MICHIGAN STATE POLICE RETIREMENT SYSTEM; AND MICHIGAN JUDGES' RETIREMENT SYSTEM


                                By:
                                    -----------------------------
                                    Paul E. Rice, Administrator
                                    Alternative Investments
                                    Division





                                    PRAB, INC.


                                By:
                                    -----------------------------
                                    Gary A. Herder
                               Its: President


ACKNOWLEDGED AND AGREED TO WITH
RESPECT TO SECTIONS 1.2, 2.2, 2.3,
3.1 AND 3.2.

PRAB, INC. SALARIED EMPLOYEES
PROFIT SHARING PLAN


By:
    ------------------------------
      Gary A. Herder
Its:  Trustee